                                 EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 23, 1998, except as to Note 2 - earnings per share for which the date is April 24, 1998, relating to the consolidated financial statements of Miami Computer Supply Corporation, which appears in such Prospectus and of our reports dated November 14, 1997, November 4, 1997 and October 22, 1997 relating to the financial statements of Minnesota Western/Creative Office Products, Inc., TBS Printware Corporation and Britco, Inc., respectively, which appear in such Prospectus. We also consent to the references to us under the heading "Independent Accountants", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Consolidated Financial Data" or "Selected Consolidated Financial Data."

PRICE WATERHOUSE LLP
Cincinnati, Ohio
June 3, 1998